Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 3, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

$1.6 Billion Dividend Payment to Treasury Contributes to $100 Million Capital Draw

Credit Quality of New Single-Family Business Continues to Improve

Nearly 63,000 Loan Workouts Completed, with Majority Allowing Borrowers to Keep Their Homes

•	Net loss of $2.5 billion, mainly reflecting:

•	Net interest income of $4.3 billion; offset by

•	Provision for credit losses of $3.7 billion;

•	Derivative losses of $1.1 billion; and

•	Net security impairments of $1.1 billion.

•	Total comprehensive income of $1.4 billion, consisting of:

•	Net loss of $2.5 billion; more than offset by

•	Improvement in accumulated other comprehensive income (loss) of $3.9 billion.

•	The company had a net worth deficit of $58 million at the end of the third quarter, as its quarterly dividend payment of $1.6 billion to Treasury exceeded total comprehensive income of $1.4 billion. To eliminate the deficit, FHFA will submit a $100 million draw request to Treasury.

•	Freddie Mac remains a vital source of liquidity and stability for the U.S. mortgage market. The company estimated it purchased or guaranteed one out of every four home loans originated in the first nine months of 2010.

•	The company’s 2009 and 2010 books of business continue to demonstrate improved credit quality based on borrower credit scores and loan-to-value ratios.

•	Single-family serious delinquency rate of 3.80 percent, down from 3.96 percent at June 30, 2010 and below industry benchmarks.

•	Freddie Mac continues to lead efforts to help borrowers keep their homes. Since the start of 2010, the company has helped more than 210,000 borrowers avoid foreclosure, including approximately 63,000 during the third quarter.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

McLean, VA — Freddie Mac (OTC:FMCC) today reported a net loss of $2.5 billion for the quarter ended September 30, 2010, compared to a net loss of $4.7 billion for the quarter ended June 30, 2010. After the dividend payment of $1.6 billion on its senior preferred stock to the U.S. Department of the Treasury (Treasury), Freddie Mac reported a net loss attributable to common stockholders of $4.1 billion, or $1.25 per diluted common share, for the third quarter of 2010, compared to a net loss attributable to common stockholders of $6.0 billion, or $1.85 per diluted common share, for the second quarter of 2010.

The company reported total comprehensive income of $1.4 billion for the quarter ended September 30, 2010, compared to a total comprehensive loss of $0.4 billion for the quarter ended June 30, 2010. Comprehensive income (loss) is equal to net income (loss) plus the change in accumulated other comprehensive income (loss), net of taxes (AOCI), which is the section of the balance sheet where the company records a portion of its mark-to-market changes on its available-for-sale (AFS) securities. Total comprehensive income for the third quarter includes the net loss of $2.5 billion for the quarter, which was more than offset by a $3.9 billion improvement in AOCI, primarily driven by increased fair values of the company’s AFS securities as interest rates continued to decline.

The company had a net worth deficit of $58 million at September 30, 2010, compared to a net worth deficit of $1.7 billion at June 30, 2010. The deficit in net worth for the third quarter resulted from several contributing factors, including a dividend payment of $1.6 billion to Treasury, which exceeded total comprehensive income of $1.4 billion. To eliminate the third quarter net worth deficit, the Federal Housing Finance Agency (FHFA), as Conservator, will submit a request on the company’s behalf to Treasury for a draw of $100 million under the Senior Preferred Stock Purchase Agreement (Purchase Agreement).

“Freddie Mac was created more than 40 years ago to serve America’s housing market in good times and in bad, and throughout this prolonged and deep housing crisis we’ve done just that,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We have helped to keep the housing finance and broader capital markets functioning smoothly, and since the beginning of 2010 have made it possible for 1.2 million American families to take advantage of historically low interest rates to buy or refinance a home. We are also one of the largest sources of financing for quality rental housing in the country, meeting a critical need in many communities. At the same time, we continued to take extraordinary steps to help distressed borrowers avoid foreclosure, and in cases where foreclosure is unavoidable, we are working with the industry to protect the integrity of the foreclosure process.

“The actions we have taken together with our mortgage lenders to continue to build a strong foundation of responsible lending practices are working — the 2009 and 2010 books of business are the strongest since 2003 as measured by LTV and FICO scores,” continued Haldeman. “These changes are good for borrowers, Freddie Mac and the entire housing market, producing loans that help to create sustainable homeownership opportunities for America’s families. While we continue to work through credit problems in our 2005 through 2008 books of business, we remain encouraged by the slowing trend of delinquent loan additions in recent periods.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

“As we near the end of 2010, the housing market remains fragile, and has recently come under renewed pressure from slowing economic growth, weaker employment and foreclosure uncertainties,” Haldeman said. “We believe that it will be a considerable time until the housing market has a sustained recovery.”

Financial Results

Selected Financial Data(1)

		Three Months Ended
		September 30,	June 30,	September 30,
	($ in millions)	2010	2010	2009(2)

	Statements of Operations
1	Net interest income	$4,279	$4,136	$4,462
2	Provision for credit losses(3)	(3,727)	(5,029)	(7,973)
3	Non-interest income (loss)	(2,646)	(3,627)	(1,082)
4	Non-interest expense	(828)	(479)	(965)
5	Net loss attributable to Freddie Mac	(2,511)	(4,713)	(5,408)
6	Preferred stock dividends	(1,558)	(1,296)	(1,293)
7	Net loss attributable to common stockholders	(4,069)	(6,009)	(6,701)

	Equity (Deficit)
8	Changes in AOCI, net of taxes	$3,947	$4,283	$8,460
9	Total comprehensive income (loss) attributable to Freddie Mac(4)	$1,436	$(430)	$3,052
10	Total equity (deficit) (at period end)	$(58)	$(1,738)	$9,420

	Credit Quality
11	Net charge-offs(5)	$3,902	$3,919	$2,252
12	as a % of average total mortgage portfolio(6) (annualized)	0.80%	0.80%	0.46%
13	Non-performing assets(7)	$121,003	$118,709	$90,519
14	as a % of total mortgage portfolio(6)	6.1%	5.9%	4.5%
15	Loan loss reserves	$38,596	$38,319	$30,564
16	as a % of total mortgage portfolio(6)	1.94%	1.91%	1.53%
17	Single-family serious delinquency rate	3.80%	3.96%	3.43%

(1)	See “NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for information regarding accounting changes that were effective beginning January 1, 2010.

(2)	See “QUARTERLY SELECTED FINANCIAL DATA” in the company’s 2009 Annual Report on Form 10-K for an explanation of the changes in the previously reported Statements of Operations data for the three months ended September 30, 2009.
(3)	Provision for credit losses for the three months ended June 30, 2010 reflects a pre-tax increase of $1.3 billion due to an out-of-period adjustment. For further details, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.
(4)	Equals the total of Net loss attributable to Freddie Mac (line 5) and Changes in AOCI, net of taxes (line 8).
(5)	Includes amounts related to certain loans purchased under financial guarantees and reflected within losses on loans purchased on the company’s consolidated statement of operations.
(6)	Excludes non-Freddie Mac securities.
(7)	Consists of the unpaid principal balance (UPB) of loans that have undergone a troubled debt restructuring, loans that are three monthly payments or more past due or in foreclosure, multifamily loans that are deemed credit-impaired based on management’s judgment and net carrying value of real estate owned (REO) assets.

Freddie Mac’s financial results for the third quarter of 2010 reflect the ongoing weakness in the U.S. economy and housing and mortgage markets, as well as a continued decline in interest rates. During the third quarter of 2010, long-term interest rates declined by approximately 46 basis points. In addition, home prices decreased 1.2 percent nationwide during the first nine months of 2010, which included a 1.8

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

percent decrease in the third quarter of 2010, based on the company’s own index of its single-family credit guarantee portfolio.

Net interest income was $4.3 billion for the third quarter of 2010, compared to $4.1 billion for the second quarter of 2010. Net interest yield for the third quarter of 2010 was 73 basis points, compared to 70 basis points for the second quarter of 2010. The increase in both net interest income and net interest yield primarily reflected lower funding costs which were driven by the replacement of substantial amounts of long-term debt at lower rates, and reduced mortgage-related securities amortization expense. These positive impacts were partially offset by an unfavorable shift in asset mix as the proportion of higher-yielding mortgage-related securities declined.

Provision for credit losses, which increased the company’s loan loss reserves, was $3.7 billion for the third quarter of 2010, compared to $5.0 billion for the second quarter of 2010. The third quarter provision was flat compared to the second quarter of 2010, after adjusting for the pre-tax $1.3 billion increase recorded in the second quarter for an out-of-period accounting adjustment. During the third quarter, the company continued to see slowdowns in new single-family delinquencies, a reduced volume of newly modified loans subject to individual impairment, and higher expected recoveries from mortgage insurers; however, those improvements were largely offset by worsening default probabilities.

Non-interest income (loss) for the third quarter of 2010 was a loss of $2.6 billion, compared to a loss of $3.6 billion in the second quarter of 2010. Included in non-interest income (loss) for the third quarter of 2010 were derivative losses of $1.1 billion, compared to second quarter of 2010 derivative losses of $3.8 billion. The decrease in derivative losses was primarily driven by lower losses from the company’s net pay-fixed derivative portfolio as long-term swap interest rates decreased to a lesser extent during the third quarter as compared to the second quarter. Derivatives are used to reduce the company’s exposure to interest-rate risk but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the assets and liabilities being hedged are not.

Non-interest income (loss) in the third quarter of 2010 also included $1.1 billion of net impairment of AFS securities, compared to $0.4 billion of net impairment for the second quarter of 2010. The increase in impairments was primarily due to higher expected credit losses on non-agency securities backed by subprime, Option ARM and Alt-A and other loans.

Non-interest expense was $0.8 billion for the third quarter of 2010, compared to $0.5 billion for the second quarter of 2010. Included in non-interest expense for the third quarter of 2010 was REO operations expense of $337 million, compared to REO operations income of $40 million in the second quarter of 2010, reflecting higher property write-downs due to lower estimated REO fair values as well as higher expenses driven by increased REO inventory.

Non-interest expense also includes administrative expenses, which totaled $376 million for the third quarter of 2010, compared to $387 million for the second quarter of 2010. Annualized administrative

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

expenses, expressed as a percentage of the average total mortgage portfolio, totaled 6.8 basis points for the third quarter of 2010, compared to 7.0 basis points for the second quarter of 2010. This decline is consistent with the company’s efforts to control costs and improve efficiency.

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by providing America’s families with access to affordable home ownership and rental housing.

Providing Liquidity — Freddie Mac continues to be a major and constant source of affordable mortgage funding. The company estimates that it owned or guaranteed approximately 23% of the outstanding single-family mortgages in the U.S. at September 30, 2010, and provided $97 billion in liquidity to the mortgage market during the third quarter. Since the beginning of 2010, Freddie Mac has helped nearly 1.4 million American families own or rent a home.

Helping Homeowners and Stabilizing Communities — A key part of the company’s effort to support the housing market is focused on helping homeowners avoid foreclosure and stabilizing communities. The company works with distressed borrowers to keep them in their homes whenever possible, or facilitates an alternative to foreclosure, such as a short sale or a deed-in-lieu, when keeping the home is not a financially viable option. Since the beginning of 2010, Freddie Mac has helped more than 210,000 distressed borrowers either stay in their homes or sell their properties and avoid foreclosure through the company’s various workout programs, including the Home Affordable Modification Program (HAMP). In the third quarter of 2010, Freddie Mac completed approximately 63,000 workouts, of which 83 percent allowed borrowers to retain their homes. In addition, according to information provided by the Making Home Affordable (MHA) Program administrator, approximately 23,000 HAMP loans remained in trial periods as of September 30, 2010, down significantly from nearly 130,000 at December 31, 2009 as reported by the company at the time. This decline reflects conversions to permanent modifications as well as cancellations. When a borrower’s HAMP trial period is cancelled, the company considers the borrower’s loan for other home retention or foreclosure alternative programs.

Foreclosure prevention actions are not only consistent with Freddie Mac’s public mission but also support one of the company’s primary goals of minimizing credit losses since the actions could result in a lower-cost resolution of future delinquent mortgages than foreclosure.

Responsible Lending — Freddie Mac is helping to build a strong foundation of responsible lending practices to produce better quality loans and more sustainable homeownership for America’s families. Working with mortgage-lender partners, in the past two years the company has revised underwriting standards, eliminated purchases of many higher-risk, non-traditional mortgages and implemented other measures to drive quality and consistency throughout the mortgage process.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

Credit Quality

The company’s single-family credit guarantee portfolio continues to experience significant credit losses, most of which are attributable to loans acquired from 2005 through 2008. The company’s management believes that the credit quality of the single-family loans the company acquired in 2009 and the first nine months of 2010 (excluding those refinance mortgages in the Home Affordable Refinance Program) is improved, as measured by original loan-to-value (LTV) ratios, FICO scores, and income documentation standards. The LTV ratios and FICO scores for these newer books of business are the strongest since loans acquired by the company in 2003, a historical period in which low interest rates resulted in purchase volumes consisting predominately of lower-risk fixed rate mortgages and refinanced loans. The company also believes credit losses of its credit guarantee portfolio will be positively affected over time as newer vintage loans replace older vintages that have a large percentage of higher-risk mortgage products.

At September 30, 2010, approximately one-third of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated in 2009 and 2010. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Data by Year of Origination

	At September 30, 2010				3Q 2010
		Average	Current	Serious	Credit
	UPB(1)	FICO	LTV	Delinquency	Losses(4)
	(%)	Score	Ratio(2)	Rate(3)	(in millions)

Year of Origination
2010	11%	753	71%	0.03%	$—
2009	23	755	68	0.19	23
2008	10	730	83	4.34	303
2007	12	709	100	11.04	1,427
2006	9	713	100	9.84	1,275
2005	11	720	87	5.65	782
2004 and prior	24	723	57	2.32	406

Total	100%	732	76%	3.80%	$4,216

(1)	Based on the UPB of the single-family credit guarantee portfolio.
(2)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes in the same area since origination.
(3)	Based on the number of mortgages three monthly payments or more past due or in foreclosure.
(4)	Consist of the aggregate amount of charge-offs, net of recoveries, and REO operations income (expense).

Freddie Mac’s single-family serious delinquency rate was 3.80 percent at September 30, 2010, down from 3.96 percent at June 30, 2010, due to a slowdown in new delinquencies, as well as a continued high volume of loan modifications, mortgage loans returning to non-delinquent status, and mortgage loans completing the foreclosure process during the quarter. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 9.1 percent at June 30, 2010, which is the most current available data.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

The multifamily delinquency rate was 0.36 percent at September 30, 2010, compared to 0.28 percent at June 30, 2010, reflecting continued weak multifamily market conditions in certain geographic areas including the states of Nevada, Arizona, and Georgia; however, on a national basis, the multifamily market is showing signs of stabilization as evidenced by lower vacancy rates and higher effective rents.

Total net charge-offs were $3.9 billion in the third quarter of 2010, or 0.80 percent (annualized), of the average total mortgage portfolio, unchanged from the second quarter of 2010. Total net charge-offs remained elevated during the third quarter as the company continued to resolve delinquent single-family loans through workouts or foreclosure.

Total non-performing assets were $121.0 billion, or 6.1 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at September 30, 2010, compared to $118.7 billion, or 5.9 percent, at June 30, 2010. The continued decline in home values, persistently high rates of unemployment, and delinquency backlogs due to servicer capacity constraints resulted in an increase in non-performing loans during the third quarter. Foreclosure activity for non-performing loans also continued to increase during the third quarter as many of those loans transitioned to REO. The timing and volume of the company’s future REO activities could be adversely affected by deficiencies in the foreclosure practices of the company’s mortgage servicers, as well as related delays in the foreclosure process. See “RISK FACTORS” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for further information.

Net Worth and Senior Preferred Stock

Freddie Mac’s net worth deficit was $58 million at September 30, 2010, resulting from several contributing factors including a dividend payment of $1.6 billion to Treasury on the company’s senior preferred stock, which exceeded total comprehensive income of $1.4 billion. To eliminate this net worth deficit, FHFA, as Conservator, will submit a request for $100 million in additional funding to Treasury under the terms of the Purchase Agreement. Freddie Mac expects to receive these funds by December 31, 2010.

Including the amount to be requested from Treasury in conjunction with the company’s third quarter net worth deficit, the aggregate liquidation preference of the senior preferred stock will increase to $64.2 billion. The corresponding annual cash dividends payable to Treasury will increase to $6.42 billion. To date, the company has paid $8.4 billion in cash dividends on the senior preferred stock.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth. For instance, changes in home prices, interest rates, and mortgage security prices and spreads could have an adverse effect on the company’s net worth, leading to additional draws. In addition, given the current substantial dividend obligation to Treasury, which exceeds the company’s annual historical earnings in most periods and will increase with additional draws, senior preferred stock dividend payments are likely to contribute to the company’s future draws under the Purchase Agreement.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

See “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for further discussion of factors that could affect future draws.

Portfolio Balances

The UPB of the company’s mortgage-related investments portfolio was $710.2 billion at September 30, 2010, down from $739.5 billion at June 30, 2010, due to ongoing liquidations of the company’s existing holdings outpacing purchases during the period. FHFA has stated its expectation that Freddie Mac will not be a substantial buyer or seller of mortgage assets for its mortgage-related investments portfolio, except for purchases of delinquent mortgages out of PC trusts.

The UPB of the company’s single-family credit guarantee portfolio was $1.84 trillion at September 30, 2010, compared to $1.87 trillion at June 30, 2010, primarily due to liquidations exceeding new business activity in the third quarter driven by increased refinancing activity in the declining rate environment.

The UPB of the company’s multifamily mortgage portfolio was $97.1 billion at September 30, 2010, remaining relatively flat compared to $96.5 billion at June 30, 2010.

Segment Earnings

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings was $0.3 billion for the third quarter of 2010, compared to a loss of $0.4 billion for the second quarter of 2010. The improved segment results were primarily driven by lower derivative losses reflecting decreased losses on the company’s net pay-fixed derivative portfolio. This improvement was partially offset by an increase in impairments on non-agency securities.

Single-family Guarantee Segment Earnings (loss) was a loss of $3.1 billion for the third quarter of 2010, compared to a loss of $4.5 billion for the second quarter of 2010. The decreased segment loss was primarily driven by a decrease in provision for credit losses during the quarter. The second quarter provision included a pre-tax increase of $1.3 billion due to an out-of-period accounting adjustment.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

Multifamily Segment Earnings totaled $381 million for the third quarter of 2010, compared to $150 million for the second quarter of 2010. The increase in segment earnings was primarily driven by a decrease in the provision for credit losses due to slower growth in the impaired loan balance as well as lower estimated losses on impaired loans, and an increase in non-interest income primarily due to net gains recognized on mortgage loans recorded at fair value.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 16: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the MHA program and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac Third Quarter 2010 Financial Results
November 3, 2010

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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